Exhibit 10.23

EMPLOYEE SERVICES AGREEMENT

This EMPLOYEE SERVICES AGREEMENT (this “Agreement”) is dated as of May 28, 2008 and is by and between NuCO2 Management LLC (the “Employee Company”), a Delaware limited liability company, and NuCO2 Supply LLC (the “Equipment Holder”), a Delaware limited liability company.

RECITALS

WHEREAS, the Equipment Holder has entered into a delivery and customer services agreement, dated as of May 28, 2008 (the “Delivery and Customer Services Agreement”), by and between the Equipment Holder and NuCO2 LLC (the “Contract Holder”) whereby the Equipment Holder agrees to, among other things, (A) perform all of the Contract Holder’s obligations under contracts (“Customer Contracts”) with third party customers (“Customers”) for, among other things, (i) the delivery of liquid and high pressure carbon dioxide and other gases (“Bulk Gases”) and related tanks and other equipment (“Customer Equipment”), (ii) the replacement, maintenance and servicing of such Customer Equipment and (iii) products and services related to the foregoing (collectively, the “Delivery Services”); and (B) service and collect payments due on all Customer Contracts and Contract Revenue Streams that the Contract Holder owns and will own, including without limitation, (i) work with delinquent Customers and pursue remedies against defaulting Customers, (ii) maintain relationships with Customers by providing Customers with quality resources to satisfy inquiries and deal with emergency issues related to Bulk Gases and their Customer Equipment, and (iii) expand the number of Customer Contracts through new Customer Contracts with existing Customers and new Customers (the foregoing, “Customer Services”) and (iv) provide ancillary services to Customers in connection with Bulk Gases and Customer Equipment as the need may arise from time to time (“Ancillary Services” together with Delivery Services, Customer Services and other services described in the Delivery and Customer Services Agreement, the “Contract Services”);

WHEREAS, the Employee Company is engaged in the business of performing services similar to the Customer Services and to that end employs personnel that have the requisite skills, experience, licensing and permits to enable the Employee Company to perform such services (each, an “Employee”); and

WHEREAS, the Equipment Holder desires to engage the Employee Company to, among other things, provide Employees to the Equipment Holder necessary for the Equipment Holder to perform the Contract Services under the Delivery and Customer Services Agreement and the Employee Company is willing to do so pursuant to the terms of this Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I.

DEFINITIONS

Section 1.1.  Defined Terms.

(a)           Except as otherwise expressly provided herein or unless the context otherwise requires, the capitalized terms used, but not defined herein shall have the respective meanings specified in Annex A of that certain base indenture, dated as of May 28, 2008, by and among NuCO2 Funding LLC (the “Master Issuer”), NuCO2 IP LLC, the Contract Holder, the Equipment Holder and the Administrative Agent and Trustee, as supplemented by that certain Series 2008-1 Supplement (collectively, the “Indenture”) which is incorporated herein by this reference.  The definitions of such terms are equally applicable both to the singular and plural forms of such terms.  As used in this Agreement, “Intercompany Agreement MAE” shall mean a material adverse effect on (i) the business, assets, liabilities, condition (financial or otherwise), results of operations or prospects of the Co-Issuers or (ii) the ability of the Co-Issuers to perform (A) their obligations under any of the Intercompany Agreements or (B) their obligations under the Customer Contracts (taken as a whole).  As used in this Agreement, “Intercompany Agreement” shall mean any of this Agreement, the Delivery and Customer Services Agreement, the Securitization IP License Agreement, the Contribution Agreements, the Transaction Management Agreement, the Master Management Agreement and any other agreement entered into by and between the Affiliates of NuCO2 pursuant to or related to the Indenture.

(b)           All references in this instrument to designated “Articles,” “Sections,” “Subsections” and other subdivisions are to the designated Articles, Sections, Subsections and other subdivisions of this instrument as originally executed or if amended or supplement, as so amended and supplemented.  The words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section, Subsection or other subdivision.  The words “including” and “include” shall be deemed to be followed by the words “without limitation”.

ARTICLE II.

EMPLOYEE SERVICES

Section 2.1.  Employee Services.  The Employee Company hereby agrees to diligently and timely (i) provide the Equipment Holder with the services of all Employees necessary for the Equipment Holder to perform the Contract Services under the Delivery and Customer Services Agreement in accordance with the terms thereof; (ii) in consultation with the Equipment Holder, monitor the personnel needs of the Equipment Holder and adjust the number and type of Employees as may be necessary from time to time; and (iii) pay all Employee Wages and Benefits (the services in clauses (i) through (iii) collectively, the “Employee Services”).

Section 2.2.  Performance Standard.

(a)           The Employee Company agrees to provide the Employee Services using that standard of care (i) (A) as has been employed by the Master Manager prior to the date hereof in the management, hiring, development and compensation (including benefits, bonuses and other perquisites) of its Employees and (B) to the extent of changed circumstances, practices, technologies, strategies or implementation methods, procedures and degrees of care, that is at least equal or superior to that employed by third parties generally recognized as competent managers of the business of delivering services similar to the Employee Services, (ii) as would enable the Equipment Holder to comply in all material respects with all of the Contract Services and (iii) in compliance in all material respects with all applicable requirements of law.

(b)           Subject to paragraph (c) below and the other terms of this Agreement, the Employee Company shall have the right to exercise reasonable discretion in connection with the performance and delivery of the Employee Services.  The Employee Company shall pay all costs and expenses incurred in connection therewith that may be necessary or advisable for the carrying out of the transactions contemplated by this Agreement.  The Employee Company may, for its own account, seek the assistance of other parties in carrying out its duties hereunder and enter into separate agreements therefor, provided that the Employee Company will at all times remain primarily liable for its duties and obligations hereunder.

(c)           The Employee Company shall consult with and obtain written approval from the Equipment Holder for any action it may propose to take in connection with the Employees in their performance of Contract Services that is not within the ordinary course of the Contract Holder’s or the Equipment Holder’s business or expressly permitted under the Customer Contracts or the agreed upon terms with a Customer with respect to any Ancillary Services.  Neither party hereunder shall take any action pursuant to this Agreement which is inconsistent with, or would cause the other party to default under, violate or otherwise breach any provision of a Customer Contract or the Transaction Documents to which such Person is a party.

Section 2.3.  Independent Contractor.   Subject to Section 2.4 below, the relationship between the Equipment Holder and the Employee Company is that of independent contractors and nothing in this Agreement shall be construed (i) to give either party the right or power to direct or control the daily activities of the other party, (ii) to constitute the parties as principal and agent, employer and employee, partners, joint venturers, co-owners otherwise as participants in a joint undertaking, or (iii) to allow either party (a) to create or assume any obligation on behalf of the other party for any purpose whatsoever (other than an Authorized Signatory exercising Authorized Powers) or (b) to represent to any third party that such party has any right or power to enter into any binding obligation on the other party’s behalf (other than an Authorized Signatory exercising Authorized Powers).

Section 2.4.  Management of Employees.  While performing Contract Services on behalf of the Equipment Holder pursuant to this Agreement, the Employees shall at all times be and remain employees of the Employee Company, but the Equipment Holder shall have the right to manage the performance by the Employees of the Employee Services on behalf of the Equipment Holder.

Section 2.5.  Authorized Signatories.   The Equipment Holder agrees to maintain and, from time to time upon consultation with the Contract Holder and the Master Manager, update a list (the “Authorized Signatory List”) of (i) Employees that are authorized to execute agreements, certificates, instruments and other documents on behalf of the Equipment Holder and/or the Contract Holder (each, an “Authorized Signatory”) and (ii) the types of agreements, certificates, instruments and other documents that such Authorized Signatory is authorized to execute on behalf of the Equipment Holder and/or the Contract Holder (with respect to each Authorized Signatory, its “Authorized Powers”).   The Equipment Holder hereby grants a power of attorney  to each Authorized Signatory on the Authorized Signatory List for the Authorized Powers specified therein.  The Employee Company hereby agrees to cause each Employee that is an Authorized Signatory to only exercise his or her power of attorney within the scope of the Authorized Powers granted to such Employee.  Notwithstanding the foregoing, the Equipment Holder (i) may modify or revoke its grant of power of attorney with respect to any Authorized Signatory at any time and (ii) with respect to Authorized Powers relating to the Contract Holder, shall modify or revoke its grant of power attorney with respect to any Authorized Signatory as directed by the Contract Holder.

ARTICLE III.

DEPOSIT OF CUSTOMER COLLECTIONS

Section 3.1.  Customer Collections.  The Employee Company acknowledges and agrees that all such Customer Collections shall be the property of the Contract Holder.  All Customer Collections received by the Employee Company or any Employee shall be deposited by the Employee Company into the Concentration Account within two Business Days after actual knowledge of receipt thereof.

ARTICLE IV.

EMPLOYEE SERVICES FEE

Section 4.1.  Employee Services Fee.  In consideration of the Employee Company’s agreement to perform the Employee Services, the Equipment Holder hereby agrees to pay to the Employee Company (A) on any date prior to September 1, 2008 (with at least 3 Business Days’ prior notice), the Set Up Fee and (B) on each Weekly Allocation Date, an amount equal to the Employee Services Fee.  For each Weekly Allocation Date, the “Employee Services Fee” shall equal the sum of (i) $152,675 (adjusted, based on CPI, on the first Weekly Allocation Date in June of each year commencing in 2009), plus 17.2% of the related Adjusted Customer Collections, (ii)(A) if an Early Amortization Event does not exist and is not continuing, $64,805 (adjusted, based on CPI, on the first Weekly Allocation Date in June of each year commencing in 2009), plus 3.1% of the related Adjusted Customer Collections or (B) if an Early Amortization Event has occurred and is continuing, $0 and (iii) all amounts required to be paid to in respect of employee benefits and sales commissions.  The “Set Up Fee” shall be an amount equal to $1,700,000 or such lower amount specified by the Employee Company to the Equipment Holder.

ARTICLE V.

TERM OF AGREEMENT

Section 5.1.  Term.  The term of this Agreement shall commence on the date hereof (the “Effective Date”) and, except as provided in Article VIII, expire on the last day of each calendar month thereafter; provided, however, that the Equipment Holder may renew this Agreement for the following calendar month if it gives the Employee Company prior written notice of such election (which notice will be included in the Monthly Manager’s Certificate which the Equipment Holder will provide to the Transaction Manager for further delivery on the Equipment Holder’s behalf, as provided in Section 4.1(b) of the Base Indenture).  Should the Equipment Holder fail to provide a written notice of renewal, it may, at any time prior to the end of the next calendar month, deliver a notice to the Employee Company that it wishes to reinstate this Agreement, in which case this Agreement shall be deemed to have been renewed for such calendar month.  The Employee Company may terminate this Agreement any time following the date that the Indenture has been satisfied and discharged in accordance with the terms thereof.

ARTICLE VI.

FORCE MAJEURE

Section 6.1.  Failure to perform.  Failure of either party to perform any of its obligations under the provisions of this Agreement by reason of any of the following events (each, a “Force Majeure Event”) shall not constitute a breach of this Agreement: strikes, picket lines, boycott efforts, fires, floods, freezes, hail, accidents, war (whether or not declared), revolution, riots, insurrections, acts of God, acts of government, acts of the public enemy, scarcity or rationing of gasoline or other fuel, inability to obtain materials or labor, or causes which are reasonably beyond the control of the party subject to such events (the “Non-Performing Party”).  In the event of a Force Majeure Event, the Non-Performing Party shall immediately notify the other party in writing and shall use its best efforts to limit and mitigate the adverse consequences arising out of such Force Majeure Event.

ARTICLE VII.

CONFIDENTIALITY

Section 7.1.  Confidential Information.  Except as set forth in this Article VII or as the parties hereto may otherwise agree in writing, the parties shall keep strictly confidential the terms and conditions of this Agreement and any and all information received from the other party hereunder and that is non-public or proprietary, or is otherwise designated as confidential by such party (collectively, “Confidential Information”) and, in addition, shall not use, disclose, make available, disseminate or communicate the same to any third party (except on a like confidential basis to their respective professional advisors and consultants with a need to know), except to the extent necessary for the purpose of carrying out the activities authorized by this Agreement and except to the Indenture Trustee, the Administrative Agent, the Rating Agencies, their respective legal counsel and representatives in connection with their duties or rights under the Indenture.  The parties shall use their best efforts to cause their respective Affiliates and employees to observe the provisions of this Article VII.  Confidential Information may be disclosed by a party to comply with any law, governmental regulation or order of a court or administrative agency having jurisdiction over the subject matter or, in the opinion of its counsel, to comply with the requirements of any stock exchange on which the shares of such party are listed; provided, however, that (1) the disclosing party shall take all reasonable measures to impose an obligation to maintain the confidentiality of the Confidential Information disclosed and (2) if legally permissible and reasonably possible, the non-disclosing party shall be notified of any Confidential Information to be disclosed prior to any such disclosure; otherwise, prompt notice of such disclosure shall be given to the non-disclosing party after any such disclosure.

Section 7.2.  Exceptions.  The obligations set out in this Article VII shall not apply to information which:

(a)           the disclosing party can show to the reasonable satisfaction of the non-disclosing party was already in its possession at the time the disclosure other than as a result of disclosure by, or acquisition from, the disclosing party or any of the disclosing party’s Affiliates;

(b)           was disclosed to the disclosing party by a third party who did not acquire it in confidence from the non-disclosing party or any of the non-disclosing party’s Affiliates; or

(c)           is available to the general public or becomes so available without fault on the part of the disclosing party, it’s Affiliates or their respective officers, directors, employees, agents or representatives or any persons acting on their behalf.

The obligations set out in this Article VII shall continue to apply for a period of 2 years after the discharge and satisfaction of the Indenture pursuant to the terms thereof.

ARTICLE VIII.

TERMINATION

Section 8.1.  Notice of Termination.  The Equipment Holder may terminate this Agreement with or without cause at any time by giving at least 10 Business Days’ prior written notice to the Employee Company.

Section 8.2.  Default.  The Equipment Holder may terminate this Agreement by giving written notice to the Employee Company upon the occurrence of any of the following events:

(a)           the Employee Company shall fail, within two Business Days after actual knowledge of receipt thereof, to remit or cause to be remitted to the Concentration Account, or as otherwise directed by the Contract Holder, any Customer Collections received by it; or

(b)           default in the performance, or breach, of any covenant of the Employee Company in this Agreement (not referenced in clause (a) above), and continuance of such default or breach for a period of 30 days after the earlier of (i) the date on which an officer of the Employee Company first has actual, personal knowledge of such default or breach and (ii) the date on which written notice, specifying in reasonable detail such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder shall have been given to the Employee Company; or

(c)           a failure of any representation or warranty of the Employee Company in this Agreement to be true and correct in all material respects as and when made, which, if susceptible of being cured, remains uncured 30 days after the earlier of (i) the date on which an officer of the Employee Company first has actual, personal knowledge of such failure and (ii) the date on which written notice, specifying in reasonable detail, such failure and requiring it to be remedied and stating that such notice is a “Notice of Default” hereunder shall have been given to the Employee Company; or

(d)           the entry of a decree or order for relief by a court having jurisdiction in respect of the Employee Company in an involuntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy, insolvency or similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Employee Company or of any substantial part of its property, or ordering the winding up or liquidation of the affairs of the Employee Company or the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days; or

(e)           the commencement by the Employee Company of a voluntary case under the federal bankruptcy laws, as now or hereafter in effect, or any other present or future federal or state bankruptcy, insolvency or similar law, or the consent by the Employee Company to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator, or other similar official of the Employee Company or any substantial part of its property or the making by the Employee Company of an assignment for the benefit of creditors or the failure by the Employee Company generally to pay its debts as such debts become due or the taking of action by the Employee Company in furtherance of any of the foregoing; or

(f)            a final non-appealable judgment shall be entered by any court against the Employee Company for the payment of money, the uninsured portion of which, together with the uninsured portion of all other outstanding final non-appealable judgments against the Employee Company, exceeds (i) $15,000,000 in the aggregate and either (A) such judgment is not discharged within the period of 30 days after entry thereof or (B) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment shall not be in effect, or (ii) for equitable or injunctive relief that has an Intercompany Agreement MAE.

Section 8.3.  Procedures on Termination.  Upon the expiration or earlier termination of this Agreement for any reason, all the Employee Company’s rights hereunder shall automatically revert to the Equipment Holder and the Employee Company shall no longer be entitled to receive any payments hereunder, except for services performed in accordance with the terms of this Agreement prior to the date of such expiration or earlier termination.  Further, the Employee Company agrees that, upon any such expiration or termination of this Agreement, it shall:

(a)           execute any and all documents which are deemed necessary by the Equipment Holder in order to implement this provision and hereby grants to the Equipment Holder an irrevocable power-of-attorney for the purpose of executing and delivering, and the power to execute and deliver, all necessary and appropriate documents and instruments on behalf of the Employee Company with respect thereto;

(b)           promptly deliver to the Equipment Holder, or its designated assignee, all tangible Confidential Information and all other materials, records, documents, files and other information pertinent to the servicing of the Customers, whether in written or in electronic form which it may have in its possession; and

(c)           to the extent applicable, provide reasonable cooperation to the Equipment Holder and any party designated by the Equipment Holder as replacing the Employee Company in the provision of Employee Services.

ARTICLE IX.

REPRESENTATIONS AND COVENANTS OF THE EMPLOYEE COMPANY

Section 9.1.  Representations and Warranties.  The Employee Company represents and warrants to the Equipment Holder that all of the following representations and warranties are true and correct as of the Effective Date:

(a)           Organization, Power, Qualification.  The Employee Company is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, has the power, legal right and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and the failure to be so qualified would, individually or in the aggregate, have an Intercompany Agreement MAE.

(b)           Authorization, Enforceability.  The Employee Company has the power, and has taken all necessary action to authorize it to execute, deliver and perform this Agreement in accordance with its terms and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Employee Company and is a legal, valid and binding obligation of the Employee Company, enforceable in accordance with its terms, subject, as to enforcement of remedies, to any applicable bankruptcy, insolvency or other similar law affecting the enforcement of creditors’ rights and secured parties generally, and subject to the limitation that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(c)           Non-Contravention.  The execution, delivery and performance of this Agreement in accordance with its terms and the consummation of the transactions contemplated hereby by the Employee Company do not and will not (i) require any consent or approval of any Person, except for consents and approvals that have already been obtained, (ii) violate any Requirements of Law, or (iii) conflict with, result in a breach of, or constitute a default under its Organization Documents, as the same may have been amended or restated, or conflict with, result in a breach of or constitute a default under (with or without notice or lapse of time or both) any indenture, agreement or other instrument, to which the Employee Company is a party or by which it or any of its properties or assets may be bound, which conflict, breach or default would have an Intercompany Agreement MAE.

(d)           Litigation.  There is no pending action, suit, proceeding or investigation, against or affecting the Employee Company before any court, administrative agency, arbitrator or governmental body or, to the best knowledge of the Employee Company, any threatened action or proceeding, against or affecting the Employee Company before any of the foregoing which, if decided adversely to the Employee Company, would have an Intercompany Agreement MAE.  The Employee Company is not subject to any order of any court, governmental authority or agency or arbitration board or tribunal.

(e)           Governmental Regulation.  No consent, order or other action of, or filing with, any Governmental Authority is required by the Employee Company in connection with the execution, delivery and performance of this Agreement, except those that have been obtained or made or where the failure to so obtain or make would not have an Intercompany Agreement MAE.

(f)            Investment Company.  The Employee Company is not an “investment company” within the meaning of the Investment Company Act.

(g)           Bankruptcy.  The Employee Company is not a debtor in a bankruptcy case.

(h)           Delivery and Contract Services Agreement.  The Employee Company acknowledges and agrees that it has received and reviewed the Delivery and Customer Services Agreement and the documents required to be delivered by the Contract Holder to the Equipment Holder thereunder and it understands the scope of the Employee Services required and represents and warrants that it has the expertise and resources to perform the Employee Services.

(i)            Employment Laws, Rules and Regulations.  The Employee Company represents and warrants that, to the best of its knowledge, it has complied, and will continue to comply, in all material respects with all applicable federal, state and local laws, rules, regulations and ordinances applicable to the Employees, their employment by the Employee Company and their services hereunder.

ARTICLE X.

REPRESENTATIONS OF THE EQUIPMENT HOLDER

Section 10.1.  Representations and Warranties.  The Equipment Holder represents and warrants to the Employee Company that all of the following representations and warranties are true and correct as of the Effective Date:

(a)           Organization, Power, Qualification.  The Equipment Holder is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware, has the power, legal right and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and is in good standing and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification or authorization and the failure to be so qualified could, individually or in the aggregate, have an Intercompany Agreement MAE.

(b)           Authorization, Enforceability.  The Equipment Holder has the power, and has taken all necessary action to authorize it to execute, deliver and perform this Agreement in accordance with its terms and to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by the Equipment Holder and is a legal, valid and binding obligation of the Equipment Holder, enforceable in accordance with its terms, subject, as to enforcement of remedies, to any applicable bankruptcy, insolvency or other similar law affecting the enforcement of creditors’ rights and secured parties generally, and subject to the limitation that the availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

(c)           Non-Contravention.  The execution, delivery and performance of this Agreement in accordance with its terms and the consummation of the transactions contemplated hereby by the Equipment Holder do not and will not (i) require any consent or approval of any Person, except for consents and approvals that have already been obtained, (ii) violate any Requirements of Law, or (iii) conflict with, result in a breach of, or constitute a default under its Organization Documents, as the same may have been amended or restated, or conflict with, result in a breach of or constitute a default under (with or without notice or lapse of time or both) any indenture, agreement or other instrument, to which the Equipment Holder is a party or by which it or any of its properties or assets may be bound, which conflict, breach or default would have an Intercompany Agreement MAE.

(d)           Litigation.  There is no pending action, suit, proceeding or investigation, against or affecting the Equipment Holder before any court, administrative agency, arbitrator or governmental body or, to the best knowledge of the Equipment Holder, any threatened action or proceeding, against or affecting the Equipment Holder before any of the foregoing which, if decided adversely to the Equipment Holder, would have an Intercompany Agreement MAE.  The Equipment Holder is not subject to any order of any court, governmental authority or agency or arbitration board or tribunal.

(e)           Governmental Regulation.  No consent, order or other action of, or filing with, any Governmental Authority is required by the Equipment Holder in connection with the execution, delivery and performance of this Agreement, except those that have been obtained or made or where the failure to so obtain or make would not have an Intercompany Agreement MAE.

(f)            Investment Company.  The Equipment Holder is not an “investment company” within the meaning of the Investment Company Act.

(g)           Bankruptcy.  The Equipment Holder is not a debtor in a bankruptcy case.

ARTICLE XI.

SECURITIZATION IP LICENSE

Section 11.1.  Securitization IP License.

(a)           Pursuant to the terms and conditions of the Securitization IP License Agreement, the Equipment Holder grants to the Employee Company a non-exclusive royalty free sub-license in, and right to use, the Securitization IP in connection with the Permitted Uses (as defined in the Securitization IP License Agreement) to the extent reasonably necessary or useful for the Employee Company to perform its obligations hereunder.  Such sub-license shall terminate on the earlier of the date this Agreement is terminated or the date the Securitization IP License Agreement expires or is terminated.

(b)           The Employee Company acknowledges that it is not the owner of the Securitization IP and that its right to use the Securitization IP is derived solely from this Agreement.  The Employee Company acknowledges that the IP Holder is the owner or the licensee of the Securitization IP and that the Contract Holder granted a sub-license to the Equipment Holder and the Equipment Holder is granting a sub-license to the Employee Company in accordance with and subject to the Securitization IP License Agreement.  The Employee Company acknowledges that it shall not acquire or claim adversely to the IP Holder or the Contract Holder the right, title or interest in and to any of the Securitization IP or any of the goodwill related thereto.  The Employee Company acknowledges that each and every use of the Securitization IP by the Employee Company under this Agreement and any and all goodwill resulting from the Employee Company’s use of the Securitization IP shall at all times inure to the benefit of the IP Holder and the Employee Company agrees to execute any and all documents that may be submitted to the Employee Company reasonably necessary to carry out the intention of this covenant.  This covenant shall survive termination of this Agreement for any reason.

(c)           The Employee Company shall promptly notify the Equipment Holder and the Contract Holder of any apparent infringement of, or challenge to the Employee Company’s use of, or adverse claim of rights to, the Securitization IP, and the Employee Company shall not, unless required to do so under Requirements of Law (and then only to such extent), communicate with any Person other than the IP Holder, the Contract Holder, the Equipment Holder and their respective counsel or the Employee Company’s counsel in connection with any such infringement, challenge or claim.

ARTICLE XII.

MISCELLANEOUS

Section 12.1.  Notices.  All notices from one party to the other party shall be in writing and shall be sent to the other party’s address by (a) delivery by a reputable courier service or by certified mail (return receipt requested) or (b) by facsimile transmission (or the equivalent transmission providing written confirmation of receipt at the facsimile number of the addressee) with a copy sent in either manner described in clause (a), all charges prepaid.  The date of receipt or refusal to accept shall be the effective date of any such notice.

The Employee Company NuCO2 Management LLC 2800 S.E. Market Place Stuart, FL 34997 Attention: General Counsel	The Equipment Holder NuCO2 Supply LLC 2800 S.E. Market Place Stuart, FL 34997 Attention: General Counsel

Section 12.2.  Entire Agreement.  This Agreement and the other Related Documents set forth the entire agreement and understanding among the parties with reference to the transactions contemplated hereby and supersede any and all other oral or written agreements heretofore made.

Section 12.3.  Severability.  If any provision of this Agreement or the application of any provision hereof to any Person or in any circumstances is held invalid, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected unless the provision held invalid shall substantially impair the benefits of the remaining portions of this Agreement.

Section 12.4.  CONSENT TO JURISDICTION.

EACH PARTY HERETO HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT SITTING IN NEW YORK CITY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER RELATED DOCUMENT, AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT IT MAY EFFECTIVELY DO SO, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING.  EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF ANY AND ALL PROCESS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING, OR DELIVERY, OF COPIES OF SUCH PROCESS TO SUCH PARTY AT ITS ADDRESS SPECIFIED IN SECTION 12.1 HEREOF.  EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

Section 12.5.  Waiver of Jury Trial.  The parties hereto each waive their respective rights to a trial by jury of any claim or cause of action based upon or arising out of or related to this Agreement, or the transactions contemplated hereby, in any action, proceeding or other litigation of any type brought by any of the parties against any other party or parties, whether with respect to contract claims, tort claims, or otherwise.  The parties hereto each agree that any such claim or cause of action shall be tried by a court trial without a jury.  Without limiting the foregoing, the parties further agree that their respective right to a trial by jury is waived by operation of this Section 12.5 as to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this Agreement or any provision hereof.  This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement.

Section 12.6.  Further Assurances.  The Employee Company shall furnish the Equipment Holder with any further instruments, in form and substance reasonably satisfactory to it which it may reasonably require or deem necessary, from time to time, to evidence, establish, protect, enforce, defend or secure it and any and all of its rights hereunder.

Section 12.7.  Amendments; Waivers.  Any term, covenant, agreement or condition of this Agreement may only be amended with the consent of the Employee Company and the Equipment Holder or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Employee Company and the Equipment Holder and in any such event the failure to observe, perform or discharge any such covenant, condition or obligation (whether such amendment is executed or such consent or waiver is given before or after such failure) shall not be construed as a breach of such covenant, condition or obligation or as a default hereunder.

Section 12.8.  Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto.  All agreements, statements, representations and warranties made by the Employee Company herein or in any certificate or other instrument delivered by the Employee Company or on its behalf under this Agreement shall be considered to have been relied upon by the Equipment Holder and shall survive the execution and delivery of this Agreement.  The Equipment Holder acknowledges and agrees that the rights of the Equipment Holder hereunder will be pledged to the Trustee pursuant to the Indenture.

Section 12.9.  No Bankruptcy Petition.  Each of the Employee Company and the Equipment Holder by entering into this Agreement covenants and agrees that, prior to the date which is one year and one day after the full satisfaction and discharge of the Indenture in accordance with the terms thereof, it will not institute against, or join any other Person in instituting against, the Equipment Holder and the Employee Company, respectively, any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings, or other proceedings under any federal or state bankruptcy or similar law.

Section 12.10.  Relationship of Parties.  Except as provided in Section 12.15, nothing contained in this Agreement is intended to create, or shall in any event or under any circumstance be construed as creating, a partnership, joint venture, tenancy-in-common, joint tenancy, agency or other relationship of any nature whatsoever between the Equipment Holder on the one hand, and the Employee Company, on the other hand.  The Employee Company acknowledges that (a) the Employee Company is represented by competent counsel and has consulted counsel before executing this Agreement and (b) it has relied solely on its own judgment and advisors in entering into the transactions contemplated hereby.

Section 12.11.  Limitation on Liability; Indemnity.

(a)           None of the members, managers, shareholders, directors, officers, employees or agents of the Employee Company shall be under any liability to the Equipment Holder or any other Person for any action taken or for refraining from the taking of any action taken in good faith pursuant to this Agreement; provided, however, that this provision shall not protect the Employee Company against any liability which would otherwise be imposed by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder.

(b)           Notwithstanding the foregoing, the Employee Company hereby agrees to indemnify and hold harmless the Equipment Holder, each successor and assign of the Equipment Holder, as the case may be, and each of their respective officers, directors, managers, affiliates, agents and representatives from and against any claim, loss, liability, damage, settlement, cost or other expense including reasonable attorney’s fees and expenses that arise out of, relate to or are in connection with any negligent act or any negligent failure to act of the Employee Company in the performance of its duties hereunder or any breach by the Employee Company of any representation, covenant or other provision hereunder.

This Section 12.11 shall survive termination of this Agreement.

Section 12.12.  Governing Law.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO PRINCIPLES OF CONFLICTS OF LAW, OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK.

Section 12.13.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 12.14.  Limitations on Authority.  Except as expressly set forth herein, the Employee Holder shall not be authorized to manage the affairs of the Equipment Holder.  The management, policies, and operations of the Equipment Holder shall be the responsibility of the Equipment Holder and officers of the Equipment Holder acting pursuant to and in accordance with their respective Organizational Documents and other applicable documents.

Section 12.15.  Headings and Captions.  The headings or captions in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provisions thereof.

IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized signatories of the parties hereto all as of the day and year first above written.

NuCO2 Management LLC

By:	NuCO2 Inc., its Member

	By:	/s/ Eric M. Wechsler
	Name:	Eric M. Wechsler
	Title:	General Counsel

NuCO2 Supply LLC

By:	NuCO2 Funding LLC, its Member

	By:	NuCO2 Inc., its Member

		By:	/s/ Eric M. Wechsler
		Name:	Eric M. Wechsler
		Title:	General Counsel